FOR IMMEDIATE RELEASE
---------------------

               COMMSCOPE REPORTS SECOND QUARTER 2004 RESULTS
   SALES OF $313 MILLION; EARNINGS OF $1.37 PER DILUTED SHARE INCLUDING
                NET GAIN ON THE OFS BRIGHTWAVE TRANSACTION;
                 CASH FLOWS FROM OPERATIONS OF $36 MILLION
-------------------------------------------------------------------------------

HICKORY, NC -- (JULY 27, 2004) CommScope, Inc. (NYSE: CTV) today announced second quarter results for the period ended June 30, 2004, which includes a full quarter of results for the Connectivity Solutions business. The Company reported sales of $312.9 million and earnings of $84.1 million, or $1.37 per diluted share, for the second quarter. Second quarter earnings include an after-tax net gain on the OFS BrightWave, LLC transaction of $76.4 million, or $1.24 per diluted share.

For the second quarter of 2003, CommScope reported sales of $141.4 million and a net loss of $51.4 million or $0.87 per share. This 2003 net loss reflected after-tax equity in losses of OFS BrightWave and impairment charges for fixed assets, which together totaled $53.9 million, after tax, or $0.91 per share.

"We are pleased to report improved sales, margins and cash flows for the second quarter that exceeded our expectations," said Chairman and Chief Executive Officer Frank M. Drendel. "Our intense focus on effective cost management continues to generate results, particularly in our new business.

"Enhancing operating performance and strengthening our market position in the 'last mile' of telecommunications are CommScope's key business priorities moving ahead," added Drendel. "We believe that we made excellent progress toward these goals during the second quarter."

Sales for the second quarter of 2004 rose to $312.9 million, up 20% sequentially and up 12% year over year on a pro forma basis. Below is a sales summary that reflects second quarter sales compared to prior periods. This summary also reflects pro forma sales for the first quarter of 2004, as if Connectivity Solutions had been acquired on January 1, 2004, and eliminates intersegment sales for all the periods presented. The pro forma information for the month of January 2004 and all of the second quarter of 2003 is based on the historical results of Connectivity Solutions as operated by Avaya Inc. (as reported in the public filings of Avaya) and therefore may not be indicative of the actual results of the Connectivity Solutions segment as operated by CommScope. All subsequent year-over-year and sequential comparisons are made on a pro forma basis (in $ millions):

                                                                                   PRO FORMA
                                            ACTUAL           ACTUAL                ---------
                                            SECOND           FIRST            FIRST          SECOND
                                           QUARTER          QUARTER          QUARTER        QUARTER           PRO FORMA CHG %
                                                                                                              ---------------
                                             2004             2004             2004           2003           SEQ.          YOY
                                             ----             ----             ----           ----           ----          ---
CABLE SEGMENT
-------------
  Broadband/Video                          $127.6           $102.5           $102.5         $108.5          24.5%         17.6%
  LAN                                       $31.6            $25.3            $25.3          $24.6          24.9%         28.5%
  Wireless/Other Telecom                    $10.3             $8.0             $8.0           $8.3          28.8%         24.1%
                                            -----             ----             ----           ----          -----         -----
  Subtotal Cable                           $169.5           $135.8           $135.8         $141.4          24.8%         19.9%

CONNECTIVITY SOLUTIONS SEGMENT                             Feb-Mar          Jan-Mar
------------------------------
   SYSTIMAX                                $116.7            $77.9            $93.7         $118.5          24.5%         -1.5%
   ExchangeMAX                              $15.8             $7.7            $11.3          $13.8          39.8%         14.5%
   ICS                                      $18.2            $17.1            $24.9          $10.4         -26.9%         75.0%
                                            -----            -----            -----          -----         ------         -----
   Subtotal Connectivity Solutions         $150.7           $102.7           $129.9         $142.7          16.0%          5.6%

Intersegment eliminations                   -$7.3            -$3.4            -$4.9          -$5.3          49.0%         37.7%

--------------------------------------------------------------------------------------------------------------------------------
TOTAL COMMSCOPE NET SALES                  $312.9           $235.1           $260.8         $278.8          20.0%         12.2%
--------------------------------------------------------------------------------------------------------------------------------


CommScope's Cable segment sales rose approximately 25% sequentially and approximately 20% year over year to $169.5 million and increased in all major product categories. The approximate 6% year-over-year increase in Connectivity Solutions segment sales was primarily due to higher Integrated Cabinet Solutions (ICS) sales, while the 16% sequential increase was mainly driven by higher sales of SYSTIMAX(R) Solutions products.

Overall external orders booked in the second quarter of 2004 were $327.4 million. Cable segment orders were $158.3 million and Connectivity Solutions segment orders were $169.1 million.

"We are very pleased with our ongoing progress in the enterprise market, which includes SYSTIMAX sales from our Connectivity Solutions segment and LAN sales from our Cable segment," stated Drendel. "Overall sales to this market increased primarily due to improved project business and the positive impact of previously announced price increases. Enterprise order rates were strong during the quarter.

"Our Broadband/Video performance was also solid in the quarter," continued Drendel. "Higher international sales drove the year-over-year increase in Broadband/Video sales, while better than expected domestic sales drove the sequential increase.

"Sales also improved year over year in the other markets we serve," added Drendel. "Our ICS business was strong year over year, but declined sequentially as a large customer neared completion of current planned projects. ExchangeMAX(R) sales were positively affected by higher sales of netSet(R) remote provisioning systems, among other things. We also continue to outpace the market in terms of year-over-year wireless growth."

SPECIAL ITEMS
-------------
CommScope's second quarter results reflect certain special gains and charges, including:
  o A net pretax charge of $1.3 million related to lower margins from purchase accounting adjustments on certain inventory acquired from Avaya in the acquisition and sold during the quarter;
  o A pretax charge of $1.2 million for acquisition-related transition and startup costs;
  o A $1.4 million tax benefit related to a prior period capital loss that became deductible as a result of capital gains in the quarter; and
  o An after-tax net gain of $76.4 million related to the OFS BrightWave transaction.

Excluding these special items, adjusted net income was $8.1 million, or $0.13 per diluted share. Please refer to the attached supplementary schedule "Reconciliation of GAAP to Adjusted Results" for a quantitative reconciliation.

OTHER SECOND QUARTER 2004 OPERATING HIGHLIGHTS
----------------------------------------------
  o The company's overall gross margin for the second quarter of 2004 was 23.1%, which includes $1.3 million in net charges related to lower margins from purchase accounting adjustments on certain inventory acquired from Avaya in the acquisition and sold during the quarter. Excluding this impact, the company's adjusted gross margin for the second quarter was 23.5%. Gross margin rose sequentially primarily due to: a) higher sales and manufacturing volume, b) the positive impact of a full quarter of results for Connectivity Solutions and c) the partial impact of the previously announced price increases for our products.

  o Total international sales rose to $96.3 million, up 16% year over year and up 13% sequentially. International Cable segment sales increased significantly year over year, while international Connectivity Solutions segment sales increased moderately on a pro forma basis.

  o Total depreciation and amortization was $15.8 million, which included $3.3 million of intangibles amortization and deferred financing fee amortization of $0.6 million.

CASH FLOW AND LIQUIDITY
-----------------------
The $36.4 million of net cash provided by operating activities for the second quarter reflects higher operating income and lower inventory levels sequentially.

Capital expenditures in the quarter were $2.7 million. During the quarter, CommScope completed the redemption of its outstanding 4% convertible notes for $71.8 million, which included the call premium and accrued interest. CommScope ended the second quarter with $139.1 million in cash and cash equivalents.

OFS BRIGHTWAVE TRANSACTION
--------------------------
CommScope and The Furukawa Electric Co. Ltd. (Tokyo: 5801) announced during June 2004 that they had restructured their relationship. CommScope transferred all of its equity ownership interest in OFS BrightWave to Furukawa in exchange for 7,656,900 shares of CommScope common stock owned by Furukawa. CommScope holds these shares as treasury stock. As a result of the transaction, CommScope no longer owns any equity interest in OFS BrightWave.

CommScope and Furukawa also renewed their optical fiber supply arrangement by entering into a new four-year supply agreement expiring June 2008. CommScope will continue to have access to a broad array of technologically advanced optical fibers as well as a cross license for key intellectual property.

The transaction did not eliminate an existing $30 million loan, under a revolving credit facility due to CommScope from OFS BrightWave, which is scheduled to mature in 2006. Although advances to OFS BrightWave had a carrying value of $12.0 million on CommScope's balance sheet as of March 31, 2004, CommScope fully impaired the asset primarily due to market conditions for optical fiber and because CommScope will no longer have equity ownership in OFS BrightWave.

CommScope recorded an after-tax net gain of $76.4 million, or $1.24 per diluted share, as a result of this noncash transaction and the related impairment during the second quarter of 2004.

CommScope also recorded after-tax charges of $0.6 million, or $0.01 per diluted share, in the second quarter of 2004 for its equity method share of losses of OFS BrightWave prior to the June 14th transaction.

COMMSCOPE THIRD QUARTER 2004 OUTLOOK
------------------------------------
"Looking ahead, we expect sales to be in the $300-$320 million range for the third quarter," said CommScope Executive Vice President and Chief Financial Officer Jearld Leonhardt. "We believe third-quarter sales will be relatively stable sequentially because we expect stronger enterprise sales to be offset by lower Broadband/Video sales."

"However, we do expect margin expansion in the third quarter, primarily as a result of the previously announced price increases for our products," Leonhardt noted. "Assuming stable raw material costs, we expect gross margin to be in the 24-25% range in the third quarter. We expect third-quarter SG&A to remain around 16-17% of sales and R&D to be around 2-3% of sales. We believe we have also already incurred most of the acquisition-related transition and start-up costs associated with Connectivity Solutions."

CONFERENCE CALL INFORMATION
---------------------------
CommScope will host a conference call/webcast today at 5:00 p.m. (EDT) to discuss second quarter results. You are invited to listen to the conference call or webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial 212-231-6030. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Internet at: http://www.firstcallevents.com/service/ajwz408801490gf12.html
-------------------------------------------------------------

If you are unable to participate in the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial 402-977-9140 for the replay. The replay ID is 21203089. The replay will be available through Tuesday, August 3rd. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site (http://www.commscope.com).

ABOUT COMMSCOPE
CommScope (NYSE: CTV - http://www.commscope.com) is a world leader in the design and manufacture of 'last mile' cable and connectivity solutions for communication networks. Through our SYSTIMAX(R) Solutions and Uniprise(TM) brands we are the global leader in structured cabling systems for business enterprise applications. We are also the world's largest manufacturer of coaxial cable for Hybrid Fiber Coaxial (HFC) applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

FORWARD-LOOKING STATEMENTS
--------------------------
This press release contains forward-looking statements regarding, among other things, the business position, plans, transition, outlook, margins, revenues, earnings, accretion, synergies and other financial items relating to CommScope, and integration and restructuring plans related to CommScope's acquisition of substantially all of the assets and certain liabilities of Connectivity Solutions ("the acquisition") that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results of CommScope to differ materially include, but are not limited to, the challenges of transition, integration and restructuring associated with the acquisition; the challenges of achieving anticipated synergies; the ability to retain qualified employees and existing business alliances; maintaining satisfactory relationships with represented employees; customer demand for our products, applications and services; post-closing adjustments; any statements of belief and any statements of assumptions underlying any of the foregoing; expected demand from major domestic MSOs; telecommunications industry capital spending; ability to maintain successful relationships with our major distributors; industry consolidation; ability of our customers to secure adequate financing to fund their infrastructure projects or to pay us; product demand and industry excess capacity; changes or fluctuations in global business conditions;

competitive pricing and acceptance of our products; changes in cost and availability of key raw materials, especially those that are available only from limited sources; ability to recover higher material and transportation costs from our customers through price increases; possible future impairment charges for goodwill and other long-lived assets; industry competition and the ability to retain customers; possible disruption due to customer or supplier bankruptcy, reorganization or restructuring; our ability to obtain financing and capital on commercially reasonable terms; covenant restrictions and our ability to comply with covenants in our debt agreements; successful operation of our vertical integration activities; successful expansion and related operation of our facilities; achievement of sales, growth and earnings goals; ability to achieve reductions in costs; ability to retain and attract key personnel; developments in technology; intellectual property protection; product performance issues and associated warranties; regulatory changes affecting us or the industries we serve; any adjustments required by the Securities and Exchange Commission in connection with its review of our public filings; acquisition activities and the ability to integrate acquisitions; the accounting and financial reporting impact of our stock options and convertible debt; environmental issues; terrorist activity or armed conflict; political instability; major health concerns and other factors. For a more complete description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.


CONTACTS:
PHIL ARMSTRONG                 BETSY LAMBERT, APR
INVESTOR RELATIONS             MEDIA RELATIONS
(828) 323-4848                 (828) 323-4873


                                     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       Three Months Ended       Six Months Ended
                                                             June 30,                June 30,
                                                 -------------------------   ------------------------
                                                     2004         2003          2004         2003
                                                 -----------   -----------   ----------   -----------

Net sales                                         $ 312,949     $ 141,422    $ 548,010     $ 270,790
                                                 -----------   -----------   ----------   -----------

Operating costs and expenses:
    Cost of sales                                   240,772       112,623      438,449       217,874
    Selling, general and administrative              51,743        21,811       87,727        41,881
    Research and development                          8,145         1,455       13,011         3,044
    Impairment charges for fixed assets                   -        31,728            -        31,728
    In-process research and development
      charges                                             -             -        3,894             -
    Acquisition-related transition and
      startup costs                                   1,242             -        7,981             -
                                                 -----------   -----------   ----------   -----------
          Total operating costs and expenses        301,902       167,617      551,062       294,527
                                                 -----------   -----------   ----------   -----------

Operating income (loss)                              11,047       (26,195)      (3,052)      (23,737)
Other income (expense), net                             241            (4)        (885)          205
Loss on early extinguishment of debt                      -             -       (5,029)            -
Interest expense                                     (2,440)       (2,183)      (5,199)       (4,341)
Interest income                                         445           715          924         1,332
                                                 -----------   -----------   ----------   -----------

Income (loss) before income taxes, equity in
  losses of OFS BrightWave, LLC and net gain
  on OFS BrightWave, LLC transaction                  9,293       (27,667)     (13,241)      (26,541)
Income tax benefit (expense)                         (1,038)       10,237        5,941         9,820
                                                 -----------   -----------   ----------   -----------

Income (loss) before equity in losses of
  OFS BrightWave, LLC and net gain on
  OFS BrightWave, LLC transaction                     8,255       (17,430)      (7,300)      (16,721)
Equity in losses of OFS BrightWave, LLC, net
  of tax                                               (578)      (33,945)      (1,393)      (37,727)
Net gain on OFS BrightWave, LLC transaction,
  net of tax                                         76,437             -       76,437             -
                                                 -----------   -----------   ----------   -----------

Net income (loss)                                  $ 84,114     $ (51,375)    $ 67,744     $ (54,448)
                                                 ===========   ===========   ==========   ===========


Net income (loss) per share:
    Basic                                          $   1.40     $   (0.87)    $   1.12     $   (0.92)
    Assuming dilution (a)                          $   1.37     $   (0.87)    $   1.10     $   (0.92)

Weighted average shares outstanding:
    Basic                                            60,193        59,220       60,436        59,220
    Assuming dilution (a)                            61,494        59,220       61,791        59,220


(a) Calculation of net income (loss) per share,
    assuming dilution:
          Net income (loss) (basic)                $ 84,114     $ (51,375)    $ 67,744     $ (54,448)
          Convertible debt add-back (b)                   -             -            -             -
                                                 -----------   -----------   ----------   -----------
               Numerator (assuming dilution)       $ 84,114     $ (51,375)    $ 67,744     $ (54,448)
                                                 ===========   ===========   ==========   ===========

          Weighted average shares (basic)            60,193        59,220       60,436        59,220
          Dilutive effect of:
            Stock options (c)                         1,301             -        1,355             -
            Convertible debt (b)                          -             -            -             -
                                                 -----------   -----------   ----------   -----------
               Denominator (assuming dilution)       61,494        59,220       61,791        59,220
                                                 ===========   ===========   ==========   ===========

(b) In March 2004, the Company issued $250 million of 1% convertible senior subordinated debentures, which are convertible into shares of common stock at a conversion rate of 45.9770 shares per $1,000 principal amount representing a conversion price of $21.75 per share. These debentures are convertible into shares of CommScope common stock under specific circumstances as described in the Company's Form 10-Q for the period ended March 31, 2004. The effect of the assumed conversion of these debentures was excluded from the calculation of net income (loss) per share, assuming dilution, for the three and six months ended June 30, 2004 because the conversion contingencies were not met during such periods.

(c) For the three and six months ended June 30, 2003, stock options were antidilutive as a result of the net loss during each period, and were therefore excluded from the calculation of net income (loss) per share, assuming dilution.

                                                  COMMSCOPE, INC.
                                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                        (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                               (Unaudited)
                                                                                June 30,        December 31,
                                                                                  2004              2003
                                                                             -------------     -------------
                                                       ASSETS

Cash and cash equivalents                                                     $   139,064         $ 206,038
Accounts receivable, less allowance for doubtful accounts of
    $14,199 and $12,145, respectively                                             153,357            69,461
Inventories                                                                       103,998            32,723
Prepaid expenses and other current assets                                          15,116             8,389
Deferred income taxes                                                              16,600            14,061
                                                                             -------------     -------------
          Total current assets                                                    428,135           330,672

Property, plant and equipment, net                                                342,996           176,290
Goodwill                                                                          151,361           151,368
Other intangibles, net of accumulated amortization of
    $48,003 and $42,435, respectively                                              88,257             6,330
Deferred income taxes                                                              15,229            44,756
Advances to OFS BrightWave, LLC                                                        --            13,361
Other assets                                                                       21,573            17,004
                                                                             -------------     -------------

          Total Assets                                                        $ 1,047,551         $ 739,781
                                                                             =============     =============

                                        LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                                              $    60,227         $  14,659
Other accrued liabilities                                                         106,761            35,377
Current portion of long-term debt                                                  22,000                --
                                                                             -------------     -------------
          Total current liabilities                                               188,988            50,036

Long-term debt                                                                    306,300           183,300
Pension and postretirement benefit liabilities                                     97,522            30,397
Other noncurrent liabilities                                                       27,149            20,342
                                                                             -------------     -------------
          Total Liabilities                                                       619,959           284,075

Commitments and contingencies

Stockholders' Equity:
    Preferred stock, $.01 par value; Authorized shares:  20,000,000;
       Issued and outstanding shares:  None at June 30, 2004 and
       December 31, 2003                                                               --                --
    Common stock, $.01 par value; Authorized shares:  300,000,000;
       Issued shares, including treasury stock: 64,167,545 at
       June 30, 2004 and 61,861,376 at December 31, 2003;
       Issued and outstanding shares: 53,967,545 at June 30, 2004
       and 59,318,276 at December 31, 2003                                            641               619
    Additional paid-in capital                                                    423,946           384,889
    Retained earnings                                                             158,699            90,955
    Accumulated other comprehensive loss                                          (10,159)           (7,533)
    Treasury stock, at cost: 10,200,000 shares at June 30, 2004
       and 2,543,100 at December 31, 2003                                        (145,535)          (13,224)
                                                                             -------------     -------------
          Total Stockholders' Equity                                              427,592           455,706
                                                                             -------------     -------------

          Total Liabilities and Stockholders' Equity                          $ 1,047,551         $ 739,781
                                                                             =============     =============


                   CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (UNAUDITED - IN THOUSANDS)

                                                                        Six Months Ended
                                                                            June 30,
                                                               -----------------------------------
                                                                   2004                   2003
                                                               ------------           ------------

OPERATING ACTIVITIES:
Net income (loss)                                                 $ 67,744              $ (54,448)
Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
      Depreciation and amortization                                 30,253                 17,433
      In-process research and development charges                    3,894                     --
      Gain on OFS BrightWave, LLC transaction, pretax             (132,425)                    --
      Impairment of note receivable from OFS BrightWave,
          LLC, pretax                                               11,098                     --
      Equity in losses of OFS BrightWave, LLC, pretax                2,258                 59,970
      Impairment charges for fixed assets                               --                 31,728
      Deferred income taxes                                         26,968                (27,463)
      Tax benefit from stock option exercises                          909                     --
      Changes in assets and liabilities                             47,271                 (4,620)
                                                               ------------           ------------
Net cash provided by operating activities                           57,970                 22,600

INVESTING ACTIVITIES:
      Additions to property, plant and equipment                    (4,507)                (2,512)
      Acquisition of Connectivity Solutions                       (293,375)                    --
      Proceeds from disposal of fixed assets                           170                     75
                                                               ------------           ------------
Net cash used in investing activities                             (297,712)                (2,437)

FINANCING ACTIVITIES:
      Proceeds from issuance of long-term debt                      75,000                     --
      Principal payments on long-term debt                          (7,500)                    --
      Proceeds from issuance of convertible notes                  250,000                     --
      Repayment of convertible notes                              (172,500)                    --
      Proceeds from issuance of stock                               32,853                     --
      Long-term financing costs                                    (10,656)                (1,195)
      Proceeds from exercise of stock options                        5,817                     --
                                                               ------------           ------------
Net cash provided by (used in) financing activities                173,014                 (1,195)

Effect of exchange rate changes on cash                               (246)                 1,211

                                                               ------------           ------------
Change in cash and cash equivalents                                (66,974)                20,179
Cash and cash equivalents, beginning of period                     206,038                120,102
                                                               ------------           ------------
Cash and cash equivalents, end of period                         $ 139,064              $ 140,281
                                                               ============           ============


                                 COMMSCOPE
                            SECOND QUARTER 2004
                 RECONCILIATION OF GAAP TO ADJUSTED RESULTS



                                                     NET INCOME       NET INCOME
                                                    ($ MILLIONS)       PER SHARE
                                                    ------------      ----------

GAAP RESULTS REPORTED                                  $84.1             $1.37

Special Items (after-tax):
  Gain on OFS BrightWave, LLC transaction, net        ($76.4)           ($1.24)
  Net impact of inventory adjustments                   $0.9             $0.01
  Acquisition-related transition & start-up costs       $0.9             $0.01
  Tax benefit from prior period loss                   ($1.4)           ($0.02)
                                                       ------           -------

Total Special Items (after-tax):                      ($76.0)           ($1.24)

ADJUSTED RESULTS                                        $8.1             $0.13


CommScope management believes that presenting net income and earnings per share information excluding special items noted above, principally relating to the transaction with OFS BrightWave, LLC and CommScope's acquisition of the Connectivity Solutions business of Avaya, Inc., provides meaningful information to investors, which could allow them to more easily compare results period to period.